EXHIBIT 99.3

               QUADRIS CONSULTING, INC. 1998 EQUITY INCENTIVE PLAN
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                            QUADRIS CONSULTING, INC.

                           1998 EQUITY INCENTIVE PLAN

      Section 1. Purpose

            The purpose of the Quadris Consulting, Inc. 1998 Equity Incentive Plan (the "Plan") is to attract and retain key employees to provide an incentive for them to assist Quadris Consulting, Inc. (the "Company") to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

      Section 2. Definitions

            (a) "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

            (b) "Award" means any Option, Stock Appreciation Right, Performance or Award Share, or Restricted Stock awarded under the Plan.

            (c) "Award Share" means a share of Common Stock awarded to an employee without payment therefor.

            (d) "Board" means the Board of Directors of the Company.

            (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (f) "Committee" means a committee of not less than three members of the Board appointed by the Board to administer the Plan. Alternatively, if the Board so designates, the President of the Company shall serve as the sole member of the Committee.

            (g) "Common Stock" or "Stock" means the Common Stock, par value $.001 per share, of the Company.

            (h) "Company" means Quadris Consulting, Inc.

            (i) "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

            (j) "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Board in good faith or in the manner established by the Board from time to time.
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            (k) "Incentive Stock Option" means an option to purchase shares of
Common Stock awarded to a Participant under Section 6 which is intended to meet the requirements of Section 422 of the Code or any successor provision.

            (1) "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 which is not intended to be an Incentive Stock Option.

            (m) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option.

            (n) "Participant" means a person selected by the Board to receive an Award under the Plan.

            (o) "Performance Cycle" or "Cycle" means the period of time selected by the Board during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

            (p) "Performance Shares" mean shares of Common Stock which may be earned by the achievement of performance goals awarded to a Participant under
Section 8.

            (q) "Restricted Period" means the period of time selected by the Board during which an award of Restricted Stock may be forfeited to the Company.

            (r) "Restricted Stock" means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

            (s) "Stock Appreciation Right" or "SAR" means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

            (t) "Stock Unit" means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

      Section 3. Administration

            The Plan shall be administered by the Board. The Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Board's decisions shall be final and binding. To the extent permitted by applicable law, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the Plan with respect thereto.

      Section 4. Eligibility

            All employees, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.


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      Section 5. Stock Available for Awards

            (a) Subject to adjustment under subsection (b), Awards may be made under the Plan of Options to acquire not in excess of 1,500,000 shares of Company Common Stock. Other Awards may be made as the Board may determine, provided that a maximum of 1,500,000 shares of Common Stock may be issued under this Plan. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

            (b) In the event that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board, subject, in the case of Incentive Stock Options, to any limitation required under the Code, shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan,
(ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Board may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

            (c) In the event of a consolidation or merger of the Company with another corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company.. the Participant shall be entitled to receive, upon exercise and payment in accordance with the terms of the Option, the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of Common Stock purchasable under the Option, or if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Board may upon written notice to the Participant accelerate or waive any deferred exercise period.

      Section 6. Stock Options

            (a) Subject to the provisions of the Plan, the Board may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to


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and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder.

            (b) The Board shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options.

            (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award or thereafter. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

            (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or shares of Common Stock owned by the Participant, including Restricted Stock, valued at their Fair Market Value on the date of delivery, or, to the extent permitted by the Board at or after the award of the Option, by delivery of a note or such other lawful consideration as the Board may determine.

            (e) The Board may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

            (f) In the case of Incentive Stock Options the following additional conditions shall apply:

                  (i) Such options shall be granted only to employees of the Company, and shall not be granted to any person who owns stock that possesses more than ten (10%) percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation (as those terms are defined in section 422(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder), unless, at the time of such grant, the exercise price of such option is at least 110% of the fair market value of the stock that is subject to such option and the option shall not be exercisable more than five years after the date of grant;

                  (ii) Such options shall not be granted more than ten years from the date hereof and shall not be exercisable more than ten years from the date of grant;

                  (iii) Such options shall, by their terms, be transferable by the optionee only by will or the laws of descent and distribution, and shall be exercisable only by such employee during his lifetime.

                  (iv) Notwithstanding anything to the contrary contained herein, the aggregate fair market value (determined at the time the Option is granted) of the stock as to which Incentive Stock Options may be exercisable for the first time by a Participant during any calendar year (under this Plan or any other incentive stock option plan of the Company or any Affiliate) shall not exceed $100,000.


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      Section 7. Stock Appreciation Rights

            Subject to the provisions of the Plan, the Board may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.

      Section 8. Performance Shares

            (a) Subject to the provisions of the Plan, the Board may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Board, on the date the Board determines that the Performance Shares have been earned.

            (b) The Board shall establish performance goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Board may from time to time select. During any Cycle, the Board may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Board may determine.

            (c) As soon as practicable after the end of a Performance Cycle, the Board shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable thereafter. The Board shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

      Section 9. Restricted Stock

            (a) Subject to the provisions of the Plan, the Board may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

            (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Board may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted


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Period, the Company shall deliver such certificates to the Participant or if the
Participant has died, to the Participant's Designated Beneficiary.

      Section 10. Stock Units

            (a) Subject to the provisions of the Plan, the Board may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Board shall determine.

            (b) Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law. Such shares of Common Stock may be designated as Award Shares by the Board.

      Section 11. Termination of Employment.

      Except as otherwise expressly provided herein, or in the terms of any Award made under this Plan:

            (a) If the Participant's employment with the Company or a parent or Affiliate corporation of the Company issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, is terminated for (i) "cause" as defined in Section 11(f) of this Plan, or (ii) for conviction of a felony, all of the Participant's rights with respect to all Awards provided for in this Plan shall terminate as of the date of such termination and the Participant shall forfeit all Awards and unexercised Options.

            (b) If, before the date of expiration of the Option, the Participant shall be retired in good standing from the employ of the Company for reasons of age under the then established rules of the Company, Participant may exercise the vested portion of the Option and other Awards granted under this plan within ninety (90) days after the date of such retirement. Authorized leaves of absence or absence on military or government service shall not constitute severance of the employment relationship between the Company and the Participant for purposes of this Plan. The unvested portion of any Option or other Awards granted to such Participant shall terminate upon retirement. The vested portion of any Awards granted to such participant shall terminate upon expiration of such ninety (90) day period.

            (c) In the event a Participant's employment with the Company is terminated for reason of disability (within the meaning of Section 22(e)(3) of the Code), the Participant may exercise in whole or in part any rights which are available to the Participant under this Plan at the time of termination within twelve (12) months from the date of termination. All Awards granted to such participant shall terminate upon expiration of such twelve (12) month period.

            (d) In the event of the death of a Participant, those entitled to do so by the Participant's will or the laws of descent and distribution shall have the right, at any time within twelve (12) months after the date of death, to exercise in whole or in part any rights which were available to the Participant at the time of his death. All Awards granted to such Participant shall terminate upon expiration of such twelve (12) month period.


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            (e) In the event a Participant's employment with the Company is terminated by the Company without "cause", other than by reason of death or disability, or by the Participant for any reason the Participant shall continue to have all the rights provided for in this Plan with respect to all Awards whether exercisable before or after the date of termination for a period of thirty (30) days after termination. All Awards granted to such Participant shall terminate upon expiration of such thirty (30) day period.

            (f) For purposes hereof, "cause" shall mean a Participant's willful gross neglect or willful gross misconduct in carrying out his duties to the Company as an employee (including but not limited to acts such as embezzlement and willful disclosure of proprietary information to a third party without the Company's knowledge or consent), resulting in material economic harm to the Company. For purposes hereof, no act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant, not in good faith and without reasonable belief that the Participant's action or omission was in the best interests of the Company.

            (g) For purposes of this Section, a Participant shall be considered employed by the Company if such employment is with a parent, sister or Affiliate corporation of the Company.

            (h) Nonstatutory Stock Options shall be exercisable following a Participant's termination of employment to the extent provided above with respect to Incentive Stock Options unless otherwise set forth in the Option Agreement for such Nonstatutory Stock Options.

      Section 12. General Provisions Applicable to Awards

            (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

            (b) Board Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter.

            (c) Settlement. The Board may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash' and dividend equivalents on amounts denominated in Common Stock.

            (d) Dividends and Cash Awards. In the discretion of the Board, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.


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            (e) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable,
(iii) adjust the terms of the Award to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Board may reasonably consider equitable and in the best interests of the Company.

            (f) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. At the request of a Participant, the Company and its Affiliates shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

            (g) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable laws.

            (h) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and convening an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      Section 13. Miscellaneous

            (a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

            (b) No Rights As Shareholder. Subject to the provisions of (he applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.


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            (c) Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective on December 31, 1998. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

            (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax requirement.

            (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.


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